Exhibit 5.1

January 16, 2013

Northern Tier Energy LP

38C Grove Street, Suite 100

Ridgefield, Connecticut 06877

Re:	Northern Tier Energy LP Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Northern Tier Energy LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 9,000,000 common units representing limited partner interests in the Partnership (the “Common Units”) held by the Selling Unitholder named in the Registration Statement (defined below) and up to an additional 1,350,000 Common Units pursuant to the underwriters’ option to purchase additional Common Units.

We are rendering this opinion as of the time the Partnership’s Registration Statement on Form S-1 (File No. 333-185124), as amended (the “Registration Statement”) becomes effective in accordance with Section 8(a) of the Securities Act.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units have been validly issued, and are fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the Delaware Act and the Constitution of the State of Delaware as interpreted by federal courts and the courts of the State of Delaware.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

January 16, 2013 Page 2

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins LLP Vinson & Elkins LLP